Exhibit 99.1

For Immediate Release

Kura Sushi USA Announces Election of

Claudia Schaefer to the Company’s Board of Directors

Irvine, CA. January 22, 2026 – Kura Sushi USA, Inc. (“Kura Sushi” or the “Company”), (NASDAQ: KRUS), a technology-enabled Japanese restaurant concept, today announced that Claudia Schaefer has been elected to serve as an independent member of the Board of Directors effective January 21, 2026. In conjunction with Ms. Schaefer’s nomination, Kim Ellis did not stand for re-election as a director, also effective January 21, 2026.

Hajime Uba, President, Chief Executive Officer and Chairman of Kura Sushi, stated, “We are thrilled to announce the election of Claudia to Kura Sushi USA’s Board of Directors. Claudia’s deep brand and marketing background makes her an excellent addition to the team, and we look forward to working together to grow national awareness of the unique quality, value, and experience that Kura Sushi offers.”

Claudia Schaefer stated, “I’m honored to join Kura Sushi’s board of directors and am excited to support Kura’s brand and marketing strategy as they expand across the United States. Having worked with both growth vehicles and nationally scaled chains, I hope to bring the breadth of my experience to Kura as it nears the 100-unit mark and prepares to enter its next stage as a corporation.”

Ms. Schaefer is the Chief Marketing Officer at Smoothie King, where her focus is driving relevance and differentiation across all brand touchpoints including branding, marketing, store design, innovation, merchandising and digital experiences. Prior to joining Smoothie King, Ms. Schaefer served as the Chief Experience Officer at Caliber, parent company of Caliber Collision, following her tenures as the Chief Marketing Officer for Jamba Juice and for Cheddar’s Scratch Kitchen. Previously, Ms. Schaefer worked at Brinker International, parent company of Chili’s Bar & Grill, where she served in multiple marketing capacities both domestically and internationally. Ms. Schaefer also served on the board of directors for Anthony’s Coal Fired Pizza from 2019 through its sale in 2021.

About Kura Sushi USA, Inc.

Kura Sushi USA, Inc. is a technology-enabled Japanese restaurant concept with 84 locations across 22 states and Washington DC. The Company offers guests a distinctive dining experience built on authentic Japanese cuisine and an engaging revolving sushi service model. Kura Sushi USA, Inc. was established in 2008 as a subsidiary of Kura Sushi, Inc., a Japan-based revolving sushi chain with over 550 restaurants and 40 years of brand history. For more information, please visit http://www.kurasushi.com.

### #### ###

Investor Relations Contact:

Jeff Priester or Steven Boediarto

(657) 333-4010

investor@kurausa.com